EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Prana Biotechnology Limited of our report dated August 31, 2018 relating to the financial statements, which appears in Prana Biotechnology Limited's Annual Report on Form 20-F for the year ended June 30, 2018.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers
Melbourne, Australia
December 4, 2018